SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                               SCHEDULE 13G


                UNDER THE SECURITIES EXCHANGE ACT OF 1934
                      (AMENDMENT NO. _____________)*


              AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
                             (Name of Issuer)



                  Common Stock, $.01 par value per share
                      (Title of Class of Securities)



                                024061103
                              (CUSIP Number)



                            December 31, 1999
         (Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
                              / / Rule 13d-1(b)
                              / / Rule 13d-1(c)
                              /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 024061 10 3                    13G                Page 2 of 17 Pages



  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Blackstone Capital Partners II Merchant Banking Fund L.P.

 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                        (b) /x/

  3.    SEC USE ONLY
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                5.      SOLE VOTING POWER

                                           18,985,786
                                6.      SHARED VOTING POWER
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY                    0
  EACH REPORTING PERSON
           WITH                 7.      SOLE DISPOSITIVE POWER

                                           18,985,786

                                8.      SHARED DISPOSITIVE POWER

                                           0
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,985,786

 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       / /
        SHARES*

           Not applicable
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           40.95%

 12.    TYPE OF REPORTING PERSON

           PN
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 024061 10 3                     13G               Page 3 of 17 Pages



  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blackstone Offshore Capital Partners II L.P.

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) / /
                                                                       (b) /x/

  3.    SEC USE ONLY
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                           5.     SOLE VOTING POWER

   NUMBER OF SHARES                  5,637,405
 BENEFICIALLY OWNED BY     6.     SHARED VOTING POWER
 EACH REPORTING PERSON
         WITH                        0

                           7.     SOLE DISPOSITIVE POWER

                                     5,637,405

                           8.     SHARED DISPOSITIVE POWER

                                     0
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,637,405

 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      / /
        SHARES*

           Not applicable
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.16%

 12.    TYPE OF REPORTING PERSON

           PN
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749077103                    13G                  Page 4 of 17 Pages



  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blackstone Management Associates II L.L.C.
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) / /
                                                                       (b) /x/

  3.    SEC USE ONLY
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

                            5.     SOLE VOTING POWER

                                      0
    NUMBER OF SHARES        6.     SHARED VOTING POWER
      BENEFICIALLY
OWNED BY EACH REPORTING               26,510,992
      PERSON WITH
                            7.     SOLE DISPOSITIVE POWER

                                      0

                            8.     SHARED DISPOSITIVE POWER

                                      26,510,992
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           26,510,992

 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      / /
        SHARES*

           Not applicable
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           57.18%

 12.    TYPE OF REPORTING PERSON

           OO
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749077103                      13G               Page 5 of 17 Pages



  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Peter G. Peterson
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) / /
                                                                       (b) /x/
  3.    SEC USE ONLY
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

                     5.  SOLE VOTING POWER

 NUMBER OF SHARES           0
   BENEFICIALLY      6.  SHARED VOTING POWER
   OWNED BY EACH
 REPORTING PERSON           26,510,992

                     7.  SOLE DISPOSITIVE POWER

                            0

                     8.  SHARED DISPOSITIVE POWER

                            26,510,992
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           26,510,992

 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      / /
        SHARES*

           Not applicable
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           57.18%

 12.    TYPE OF REPORTING PERSON

           IN
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749077103                       13G               Page 6 of 17 Pages



  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stephen A. Schwarzman
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                      (b) /x/

  3.    SEC USE ONLY
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

                     5.  SOLE VOTING POWER

 NUMBER OF SHARES           0
   BENEFICIALLY      6.  SHARED VOTING POWER
   OWNED BY EACH
 REPORTING PERSON           26,510,992

                     7.  SOLE DISPOSITIVE POWER

                            0

                     8.  SHARED DISPOSITIVE POWER

                            26,510,992
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           26,510,992

 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      / /
        SHARES

           *Not applicable
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           57.18%

 12.    TYPE OF REPORTING PERSON

           IN
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1: Name and Address of Principal Executive Offices
(a) Name of Issuer: American Axle & Manufacturing Holdings, Inc.
(b) Address of Issuer's Principal Executive Offices: 1840 Holbrook Avenue, Detroit, Michigan 48212

ITEM 2:
(a) Identity of Person Filing:
Blackstone Capital Partners II Merchant Banking Fund L.P.
Blackstone Offshore Capital Partners II L.P.
Blackstone Management Associates II L.L.C.
Peter G. Peterson
Stephen A. Schwarzman

(b) Address of Principal Business Office, or, if none, Residence:
c/o Blackstone Management Associates II L.L.C.
345 Park Avenue , New York, New York 10154

(c) Citizenship:
Blackstone Capital Partners II Merchant Banking Fund L.P. - Delaware Blackstone Offshore Capital Partners II L.P. - Cayman Islands
Blackstone Management Associates II L.L.C. - Delaware
Peter G. Peterson - United States
Stephen A. Schwarzman - United States

(d) Title of Class of Securities
Common Stock, par value $.01 per share

(e) CUSIP Number
024061 10 3

ITEM 3: If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) / /  Broker or dealer registered under Section 15 of the Exchange Act

(b) / /  Bank as defined in Section 3(a)(6) of the Exchange Act

(c) / /  Insurance company as defined in Section 3(a)(19) of the Exchange Act

(d) / / Investment company registered under Section 8 of the Investment Company Act of 1940

(e) / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

(g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

(h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

(j)/ /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4: Ownership
(a) Amount Beneficially Owned:
Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership ("BCP II") is the record holder of 18,985,786 shares of the identified class of securities and Blackstone Offshore Capital Partners II L.P., a Cayman Islands exempted limited partnership ("BOCP II") is the record holder of 5,637,405 shares of the identified class of securities.

Blackstone Family Investment Partnership II L.P., a Delaware limited partnership ("BFIP II") is the record holder of 1,877,801 shares of the identified class of securities.

As the sole general partner of each of BCP II and BFIP II and the sole investment general partner of BOCP II, Blackstone Management Associates II L.L.C., a Delaware limited liability company ("BMA II") may be deemed to be the beneficial owner of 26,510,992 shares of the identified securities.

Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA II (the "Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA II. As a result, the Founding Members may be deemed to beneficially own as a group the shares of the identified class of securities that BMA II may be deemed to beneficially own. The Founding Members do not affirm the existence of a group. Each of the Founding Members may be deemed to beneficially own the shares of the identified class of securities that BMA II may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such securities.

(b) Percent of Class:
See Item 11 of each cover page, which is based on Item 5 of each cover page. See Item 4(a).

(c) Number of shares as to which each person has:
       (i) sole power to vote or direct the vote
       See Item 5 of each cover page.

       (ii) shared power to vote or direct the vote
       See Item 6 of each cover page.

       (iii) sole power to dispose or to direct the disposition of See Item 7 of each cover page.

       (iv) shared power to dispose or to direct the disposition of See Item 8 of each cover page.

ITEM 5: Ownership of Five Percent or Less of a Class
Not applicable.

ITEM 6: Ownership of More than Five Percent on Behalf of Another Person See Item 4(a) above.

ITEM 7: Identification and Classification of the Subsidiary Which
Acquired the Security Being
Reported on By the Parent Holding Company
Not applicable.


ITEM 8: Identification and Classification of Members of the Group
BMA II is the sole general partner of BCP II and BFIP II and the sole investment general partner of BOCP II and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, BMA II disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. BCP II, BFIP II and BOCP II may be deemed to be a group in relation to their respective investments in American Axle & Manufacturing Holdings, Inc. BCP II, BFIP II and BOCP II do not affirm the existence of a group.

The Founding Members may be deemed to be a group in relation to their shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities held, through BMA II, by BCP II, BFIP II and BOCP II. The Founding Members do not affirm the existence of a group.

ITEM 9: Notice of Dissolution of Group
Not applicable.

ITEM 10: Certification
Not applicable.

                                SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    BLACKSTONE CAPITAL PARTNERS
                                     II MERCHANT BANKING FUND L.P.

                                    By: Blackstone Management Associates II
                                         L.L.C., general partner


                                    By: ___________________________
                                        Name:
                                        Title:

Dated:

                                SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          BLACKSTONE OFFSHORE CAPITAL
                                            PARTNERS II L.P.

                                          By: Blackstone Management Associates
                                               II L.L.C., general partner



                                          By:  ___________________________
                                               Name:
                                               Title:

Dated:

                                SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         BLACKSTONE MANAGEMENT ASSOCIATES
                                           II L.L.C.


                                         By: _____________________________
                                             Name:
                                             Title:

Dated:

                                SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        _______________________
                                        PETER G. PETERSON

                                SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             ____________________________
                                             STEPHEN A. SCHWARZMAN

                                 EXHIBITS



Exhibit 1-  Joint Filing Agreement and Power of Attorney.

                                                                Exhibit 1


               JOINT FILING AGREEMENT AND POWER OF ATTORNEY


               We the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us. Each of us hereby constitutes and appoints Stephen A. Schwarzman as our true and lawful agent and attorney-in-fact with full power of substitution and resubstitution, to prepare, execute and file any such amendments, and any other documents that any such agent and attorney-in-fact may consider advisable on Schedule 13G, on our behalf, and hereby ratifies any such action by any such agent and attorney-in-fact.


                                       BLACKSTONE OFFSHORE CAPITAL PARTNERS
                                        II L.P.


                                       By: Blackstone Management Associates II
                                             L.L.C., general partner



                                       By: _________________________________
                                           Name:
                                           Title:



                                       BLACKSTONE CAPITAL PARTNERS II
                                        MERCHANT BANKING FUND L.P.


                                       By:    Blackstone Management Associates
                                               II L.L.C., general partner


                                       By: ______________________________
                                           Name:
                                           Title:

                                              BLACKSTONE MANAGEMENT ASSOCIATES
                                                II L.L.C.


                                              By: ___________________________
                                                  Name:
                                                  Title:




                                               _______________________________
                                               PETER G. PETERSON